Exhibit 99.1

RADIANT LOGISTICS ANNOUNCES RESULTS FOR

THE SECOND fiscal quarter ENDED December 31, 2025

Well positioned with low leverage and acquisition and organic growth drivers;

Advancing digital transformation with Navegate platform; and

Launch of Company’s first AI Agent, “Ray”, to streamline international operations

RENTON, WA February 9, 2026 – Radiant Logistics, Inc. (NYSE American: RLGT), a technology-enabled global transportation and value-added logistics services company, today reported financial results for the three and six months ended December 31, 2025.

Financial Highlights – Three Months Ended December 31, 2025

•
Revenues of $232.1 million for the second fiscal quarter ended December 31, 2025, down $32.4 million or 12.2%, compared to revenues of $264.5 million for the comparable prior year period. The comparable year ago period included $64.8 million in revenues for air charters to bring approximately 8 million units of IV fluid to the U.S. as a result of the national shortages resulting from Hurricane Milton (the “Milton Project”). Excluding this $64.8 million in revenues from the Milton Project in the comparable year ago period, revenues for the second fiscal quarter ended December 31, 2025, were up $32.4 million or 16.2%, compared to revenues of $199.7 million for the second fiscal quarter ended December 31, 2024.
•
Gross profit of $61.0 million for the second fiscal quarter ended December 31, 2025, up $1.4 million or 2.3%, compared to gross profit of $59.6 million for the comparable prior year period. Excluding $7.0 million in gross profit from the Milton Project in the comparable year ago period, gross profit for the second fiscal quarter ended December 31, 2025, was up $8.4 million or 16.0%, compared to gross profit of $52.6 million for the second fiscal quarter ended December 31, 2024.
•
Adjusted gross profit, a non-GAAP financial measure, of $63.5 million for the second fiscal quarter ended December 31, 2025, up $0.2 million or 0.3%, compared to adjusted gross profit of $63.3 million for the comparable prior year period. Excluding $7.0 million in adjusted gross profit from the Milton Project in the comparable prior year period, adjusted gross profit for the second fiscal quarter ended December 31, 2025, was up $7.2 million or 12.8%, compared to adjusted gross profit of $56.3 million for the second fiscal quarter ended December 31, 2024.
•
Net income attributable to Radiant Logistics, Inc. of $5.3 million, or $0.11 per basic and fully diluted share for the second fiscal quarter ended December 31, 2025, compared to $6.5 million, or $0.14 per basic and $0.13 per fully diluted share for the comparable prior year period.
•
Adjusted net income, a non-GAAP financial measure, of $8.1 million, or $0.17 per basic and fully diluted share for the second fiscal quarter ended December 31, 2025, down $2.6 million or 24.3%, compared to adjusted net income of $10.7 million, or $0.23 per basic and $0.22 per fully diluted share for the comparable prior year period. Excluding $4.5 million in adjusted net income from the Milton Project in the comparable year ago period, adjusted net income for the second fiscal quarter ended December 31, 2025, was up $1.9 million or 30.6%, compared to adjusted net income of $6.2 million for the second fiscal quarter ended December 31, 2024. Adjusted net income is calculated by applying a normalized tax rate of 24.5% and excludes costs unrelated to our core operations.
•
Adjusted EBITDA, a non-GAAP financial measure, of $11.8 million for the second fiscal quarter ended December 31, 2025, down $0.2 million or 1.7%, compared to adjusted EBITDA of $12.0 million for the comparable prior year period. Excluding $5.9 million in adjusted EBITDA from the Milton Project in the comparable year ago period, adjusted EBITDA for the second fiscal quarter ended December 31, 2025, was up $5.7 million or 93.4%, compared to adjusted EBITDA of $6.1 million for the second fiscal quarter ended December 31, 2024.
•
Adjusted EBITDA margin (adjusted EBITDA expressed as a percentage of adjusted gross profit), a non-GAAP financial measure, of 18.6% or 40 basis points, for the second fiscal quarter ended December 31, 2025, compared to adjusted EBITDA margin of 19.0% for the comparable prior year period. Excluding $5.9 million in adjusted EBITDA from the Milton Project in the comparable year ago period, adjusted EBITDA margin for the second fiscal quarter ended December 31, 2025 of 18.6% up 780 basis points when compared to the 10.8% adjusted EBITDA margin for the second fiscal quarter ended December 31, 2024.

Stock Buy-Back

We purchased 445,058 shares of our common stock at an average cost of $5.97 per share for an aggregate cost of $2.7 million during the three months ended December 31, 2025.

As of December 31, 2025, the Company had 46,826,544 shares outstanding.

CEO Bohn Crain Comments on Results

“With the benefit of our diversified service offering we delivered another quarter of solid financial results generating $11.8 million in adjusted EBITDA for our second fiscal quarter ended December 31, 2025,” said Bohn Crain, Founder and CEO of Radiant Logistics. The comparable year ago period included $64.8 million in revenues for air charters to bring approximately 8 million units of IV fluid to the U.S. as a result of the national shortages resulting from Hurricane Milton (the “Milton Project”). When excluding $5.9 million in adjusted EBITDA from the Milton Project in the year ago period, adjusted EBITDA increased by $5.7 million or 93.4%, compared to $6.1 million for the second fiscal quarter ended December 31, 2024. This growth breaks down as follows: Same-Store Growth of $3.6 million in our U.S. Operations, $1.4 million in our Canadian Operations, and Acquisition Growth of $0.7 million. Without the lower margin of Milton Project in the current period, our adjusted gross profit margin returned to more normalized levels, improving 340 basis points to 27.3% compared to 23.9% in the year ago period, demonstrating our ability to maintain solid margins even as we navigate a challenging freight market. Importantly, when excluding the impact of Project Milton in the comparable year ago period, our adjusted EBITDA margin expanded by 780 basis points to 18.6%, reflecting our continued focus on operational efficiency and disciplined cost management.

And while still very early in our journey, we continue to be encouraged about the prospects of Navegate, our proprietary global trade management and collaboration platform. Navegate represents a meaningful differentiator for us in the marketplace and supports both domestic and international shipments by aggregating and organizing supply-chain data to deliver enhanced visibility, automation and faster decision making. With streamlined deployment measured in weeks – not months or years – our customers can quickly reduce costs, optimize routing and improve buying and routing decisions. We believe this speed to market and ease of deployment represent a clear competitive advantage and that Navegate will serve as a meaningful catalyst for organic growth as we introduce the technology to our current and prospective customers in coming quarters.

We are also pleased to announce the launch of ‘Ray’, our first AI-powered agent, which is initially focused on streamlining the administration of quote requests from our international agents around the world. Ray represents an important step in our ongoing digital transformation journey and complements our Navegate platform by further automating and accelerating key workflows. By leveraging artificial intelligence to handle routine quote administration tasks, we expect Ray to improve response times for our global network of agents, enhance service quality for our customers, and drive additional operational efficiencies across our organization. We look forward to expanding Ray's capabilities and introducing additional AI-powered solutions in the coming quarters.”

Mr. Crain continued, “As previously discussed, we believe our durable business model, diverse service offering, disciplined approach to capital allocation and low leverage continues to serve us well. We remain virtually debt free (no net debt of as of December 31, 2025) relative to our $200.0 million credit facility and on track with our continued efforts to deliver profitable growth through a combination of organic and acquisition initiatives, while thoughtfully re-levering our balance sheet through a combination of strategic operating partner conversions, synergistic tuck-in acquisitions, and stock buy-backs.. With respect to our stock buy-back program, we acquired another $2.7 million of our stock through the three months ended December 31, 2025. Looking ahead, we expect to stay the course with our balanced approach to capital allocation through a combination of agent station conversions, synergistic tuck‑in acquisitions, and stock buy‑backs while at the same time looking to invest in incremental sales resources with attention given to our deployment of the Navegate technology.”

Second Fiscal Quarter Ended December 31, 2025 – Financial Results

For the three months ended December 31, 2025, Radiant reported net income attributable to Radiant Logistics, Inc. of $5.3 million on $232.1 million of revenues, or $0.11 per basic and fully diluted share. For the three months ended December 31, 2024, Radiant reported net income attributable to Radiant Logistics, Inc. of $6.5 million on $264.5 million of revenues, or $0.14 per basic and $0.13 per fully diluted share.

For the three months ended December 31, 2025, Radiant reported adjusted net income, a non-GAAP financial measure, of $8.1 million, or $0.17 per basic and fully diluted share. For the three months ended December 31, 2024, Radiant reported adjusted net income of $10.7 million, or $0.23 per basic and $0.22 per fully diluted share.

For the three months ended December 31, 2025, Radiant reported adjusted EBITDA, a non-GAAP financial measure, of $11.8 million, compared to $12.0 million for the comparable prior year period.

Six Months Ended December 31, 2025 – Financial Results

For the six months ended December 31, 2025, the Company reported net income attributable to Radiant Logistics, Inc. of $6.6 million on $458.8 million of revenues, or $0.14 per basic and fully diluted share. For the six months ended December 31, 2024, the Company reported net income attributable to Radiant Logistics, Inc. of $9.8 million on $468.1 million of revenues, or $0.21 per basic and $0.20 per fully diluted share.

For the Six Months Ended December 31, 2025, the Company reported adjusted net income, a non-GAAP financial measure, of $12.5 million, or $0.27 per basic and $0.26 per fully diluted share. For the six months ended December 31, 2024, the Company reported adjusted net income of $18.6 million, or $0.40 per basic and $0.38 per fully diluted share. Normalizing these results to exclude the $1.3 million First Brands adjustment, adjusted net income would have been $13.5 million for the six months ended December 31, 2025.

For the six months ended December 31, 2025, the Company reported adjusted EBITDA, a non-GAAP financial measure, of $18.6 million, compared to $21.5 million for the comparable prior year period. Normalizing these results to exclude the $1.3 million First Brands adjustment, adjusted EBITDA would have been $19.9 million for the six months ended December 31, 2025.

Earnings Call and Webcast Access Information

Radiant Logistics, Inc. will host a conference call on Monday, February 9, 2026 at 4:30 PM Eastern to discuss the contents of this release. The conference call is open to all interested parties, including individual investors and press. Bohn Crain, Founder and CEO will host the call.

Conference Call Details

DATE/TIME:	Monday, February 9, 2026 at 4:30 PM Eastern
DIAL-IN	US (888) 506-0062; Intl. (973) 528-0011 (Participant Access Code: 209811)
REPLAY	February 10, 2026 at 9:30 AM Eastern to February 23, 2026 at 4:30 PM Eastern, US (877) 481-4010; Intl. (919) 882-2331 (Replay ID number: 53602)

Webcast Details

This call is also being webcast and may be accessed via Radiant’s web site at www.radiantdelivers.com or at https://www.webcaster5.com/Webcast/Page/2191/53602

About Radiant Logistics (NYSE American: RLGT)

Radiant Logistics, Inc. (www.radiantdelivers.com) operates as a third-party logistics company, providing technology-enabled global transportation and value-added logistics services primarily to customers in the United States, Canada, and Mexico. Through its comprehensive service offerings, Radiant provides domestic and international freight forwarding and freight brokerage services to a diversified account base including manufacturers, distributors and retailers, which it supports from an extensive network of company and agent-owned offices throughout North America and other key markets around the world. Radiant’s value-added logistics services include warehouse and distribution, customs brokerage, order fulfillment, inventory management and technology services.

This press release contains “forward-looking statements” within the meaning set forth in United States securities laws and regulations – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business, financial performance and financial condition, and often contain words such as “anticipate,” “believe,” “estimates,” “expect,” “future,” “intend,” “may,” “plan,” “see,” “seek,” “strategy,” or “will” or the negative thereof or any variation thereon or similar terminology or expressions. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. We have developed our forward-looking statements based on management’s beliefs and assumptions, which in turn rely upon information available to them at the time such statements were made. Such forward-looking statements reflect our current perspectives on our business, future performance, existing trends and information as of the date of this report. These include, but are not limited to, our beliefs about future revenue and expense levels, growth rates, prospects related to our strategic initiatives and business strategies, along with express or implied assumptions about, among other things: our continued relationships with our strategic operating partners; the performance of our historic business, as well as the businesses we have recently acquired, at levels consistent with recent trends and reflective of the synergies we believe will be available to us as a result of such acquisitions; our ability to successfully integrate our recently acquired businesses; our ability to locate suitable acquisition opportunities and secure the financing necessary to complete such acquisitions; transportation costs remaining in line with recent levels and expected trends; our ability to mitigate, to the best extent possible, our dependence on current management and certain larger strategic operating partners; our compliance with financial and other covenants under our indebtedness; the absence of any adverse laws or governmental regulations affecting the transportation industry in general, and our operations in particular; our ability to continue to respond to macroeconomic factors that have recently had a negative effect on worldwide freight markets; the impact of any health pandemic or environmental event on our operations and financial results; continued disruptions in the global supply chain; higher inflationary pressures particularly surrounding the costs of fuel, labor, and other components of our operations; potential adverse legal, reputational and financial effects on the Company resulting from prior or future cyber incidents and the effectiveness of the Company’s business continuity plans in response to cyber incidents; the commercial, reputational and regulatory risks to our business that may arise as a consequence of our prior inability to remediate a material weakness in our internal control over financial reporting, and the further risks that may arise should we be unable to maintain an effective system of disclosure controls and internal control over financial reporting in the future; and such other factors that may be identified from time to time in our U.S Securities and Exchange Commission (“SEC”) filings and other public announcements including those set forth under the caption “Risk Factors” in Part 1 Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. We disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Radiant Logistics, Inc. Todd Macomber (425) 943-4541 investors@radiantdelivers.com	Media Contact: Radiant Logistics, Inc. Jennifer Deenihan (425) 462-1094 communications@radiantdelivers.com

RADIANT LOGISTICS, INC.

Consolidated Balance Sheets

(unaudited)

	December 31,	June 30,
(In thousands, except share and per share data)	2025	2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,884	$22,942
Accounts receivable, net of allowance of $3,454 and $2,128, respectively	139,947	134,911
Contract assets	6,477	6,904
Income tax receivable	1,887	2,194
Prepaid expenses and other current assets	11,196	12,299
Total current assets	191,391	179,250

Property, technology, and equipment, net	21,944	23,489

Goodwill	121,146	117,637
Intangible assets, net	48,290	49,123
Operating lease right-of-use assets	54,669	55,066
Deposits and other assets	2,007	2,209
Total other long-term assets	226,112	224,035
Total assets	$439,447	$426,774

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$74,124	$74,411
Operating partner commissions payable	10,469	10,541
Accrued expenses	11,959	10,637
Current portion of operating lease liabilities	13,445	12,741
Current portion of finance lease liabilities	263	282
Current portion of contingent consideration	9,170	6,050
Other current liabilities	806	483
Total current liabilities	120,236	115,145

Notes payable	30,000	20,000
Operating lease liabilities, net of current portion	47,568	49,245
Finance lease liabilities, net of current portion	846	969
Contingent consideration, net of current portion	7,130	13,300
Deferred tax liabilities	2,400	1,782
Other long-term liabilities	10	248
Total long-term liabilities	87,954	85,544
Total liabilities	208,190	200,689

Redeemable noncontrolling interest	1,321	—

Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 52,592,617 and 52,324,201 shares issued, and 46,826,544 and 47,143,178 shares outstanding, respectively	34	34
Additional paid-in capital	111,388	110,588
Treasury stock, at cost, 5,766,073 and 5,181,023 shares, respectively	(35,457)	(31,964)
Retained earnings	157,167	150,569
Accumulated other comprehensive loss	(3,304)	(3,211)
Total Radiant Logistics, Inc. stockholders’ equity	229,828	226,016
Noncontrolling interest	108	69
Total equity	229,936	226,085
Total liabilities and equity	$439,447	$426,774

RADIANT LOGISTICS, INC.

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenues	$232,130	$264,544	$458,785	$468,109

Operating expenses:
Cost of transportation and other services	168,669	201,239	335,871	347,250
Operating partner commissions	20,307	19,291	40,303	38,092
Personnel costs	22,589	19,554	44,160	39,177
Selling, general and administrative expenses	9,609	12,000	21,683	22,321
Depreciation and amortization	3,566	5,038	7,092	9,843
Change in fair value of contingent consideration	(90)	(1,300)	110	(1,100)
Total operating expenses	224,650	255,822	449,219	455,583

Income from operations	7,480	8,722	9,566	12,526

Other income (expense):
Interest income	36	367	80	832
Interest expense	(625)	(311)	(1,230)	(548)
Foreign currency transaction gain (loss)	(120)	181	(116)	119
Change in fair value of interest rate swap contracts	—	(301)	—	(741)
Other	174	14	259	1,053
Total other income (expense)	(535)	(50)	(1,007)	715

Income before income taxes	6,945	8,672	8,559	13,241

Income tax expense	(1,725)	(2,163)	(2,064)	(3,308)

Net income	5,220	6,509	6,495	9,933
Net loss (income) attributable to noncontrolling interest	85	(42)	103	(90)

Net income attributable to Radiant Logistics, Inc.	$5,305	$6,467	$6,598	$9,843

Other Comprehensive income attributable to Radiant Logistics, Inc.:
Foreign currency translation gain (loss)	869	(2,911)	(93)	(2,271)
Comprehensive loss attributable to noncontrolling interest	40	—	53	—

Comprehensive income attributable to Radiant Logistics, Inc.	$6,129	$3,598	$6,455	$7,662

Income per share:
Basic	$0.11	$0.14	$0.14	$0.21
Diluted	$0.11	$0.13	$0.14	$0.20

Weighted average common shares outstanding:
Basic	46,912,966	46,942,639	47,039,566	46,831,938
Diluted	48,665,202	48,983,153	48,701,899	48,784,482

Reconciliation of Non-GAAP Measures

RADIANT LOGISTICS, INC.

Reconciliation of Gross Profit to Adjusted Gross Profit, Net Income Attributable to Radiant Logistics, Inc.
to Adjusted Net Income, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

(unaudited)

As used in this report adjusted gross profit, adjusted net income, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted gross profit, adjusted net income, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Radiant’s business. For adjusted net income, management uses a 24.5% tax rate to calculate the provision for income taxes to normalize Radiant’s tax rate to that of its competitors and to compare Radiant’s reporting periods with different effective tax rates. In addition, in arriving at adjusted net income, the Company adjusts for certain non-cash charges and significant items that are not part of regular operating activities. These adjustments include income taxes, depreciation and amortization, costs unrelated to our core operations, and other non-cash charges.

We commonly refer to the term “adjusted gross profit” when commenting about our Company and the results of operations. Adjusted gross profit is a non-GAAP measure calculated as revenues less directly related operations and expenses attributed to the Company’s services. Adjusted gross profit is calculated as GAAP gross profit exclusive of depreciation and amortization, which are reported separately. We believe adjusted gross profit is a better measurement than are total revenues when analyzing and discussing the effectiveness of our business and is used as a portion of a key metric the Company uses to discuss its progress.

EBITDA is a non-GAAP financial measure of income and does not include the effects of interest, income taxes, and the “non-cash” effects of depreciation and amortization on long-term assets. Companies have some discretion as to which elements of depreciation and amortization are excluded in the EBITDA calculation. We exclude all depreciation charges related to property, technology, and equipment and all amortization charges (including amortization of leasehold improvements). We then further adjust EBITDA to exclude share-based compensation, costs unrelated to our core operations (primarily acquisition and litigation costs), allocation of earnings attributable to noncontrolling interests in subsidiaries, and other non-cash charges. While management considers EBITDA and adjusted EBITDA useful in analyzing our results, it is not intended to replace any presentation included in our consolidated financial statements.

We believe that these non-GAAP financial measures, as presented, represent a useful method of assessing the performance of our operating activities, as they reflect our earnings trends without the impact of certain non-cash charges and other non-recurring charges. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations to allow a comparison to other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results. However, these non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. Adjusted gross profit, adjusted net income, EBITDA, adjusted EBITDA, and adjusted EBITDA margin should not be considered in isolation or as a substitute for any of the consolidated statements of comprehensive income prepared in accordance with GAAP, or as an indication of Radiant’s operating performance or liquidity.

(In thousands)	Three Months Ended December 31,		Six Months Ended December 31,
Reconciliation of adjusted gross profit to GAAP gross profit	2025	2024	2025	2024
Revenues	$232,130	$264,544	$458,785	$468,109
Cost of transportation and other services (exclusive of depreciation and amortization, shown separately below)	(168,669)	(201,239)	(335,871)	(347,250)
Depreciation and amortization	(2,445)	(3,707)	(4,784)	(7,195)
GAAP gross profit	$61,016	$59,598	$118,130	$113,664
Depreciation and amortization	2,445	3,707	4,784	7,195
Adjusted gross profit	$63,461	$63,305	$122,914	$120,859

GAAP gross profit percentage	26.3%	22.5%	25.7%	24.3%
Adjusted gross profit percentage	27.3%	23.9%	26.8%	25.8%

Reconciliation of GAAP net income to adjusted EBITDA	2025	2024	2025	2024
Net income attributable to Radiant Logistics, Inc.	$5,305	$6,467	$6,598	$9,843
Income tax expense	1,725	2,163	2,064	3,308
Depreciation and amortization (1)	3,566	5,038	7,092	9,957
Net interest expense	589	(56)	1,150	(284)
Share-based compensation	508	(1,813)	932	(1,650)
Change in fair value of contingent consideration	(90)	(1,300)	110	(1,100)
Lease termination costs	54	1,166	162	1,166
Change in fair value of interest rate swap contracts	—	301	—	741
Other (2)	117	50	463	(513)

Adjusted EBITDA	11,774	12,016	18,571	21,468
Adjusted EBITDA as a % of adjusted gross profit (3)	18.6%	19.0%	15.1%	17.8%
(1)
Depreciation and amortization for the purposes of calculating adjusted EBITDA, a non-GAAP financial measure, includes depreciation expenses recognized on certain computer software as a service.
(2)
Other includes costs unrelated to our core operations (primarily acquisition and litigation costs), and other non-cash charges.
(3)
Adjusted gross profit is revenues less the cost of transportation and other services.

(In thousands, except share and per share data)	Three Months Ended December 31,		Six Months Ended December 31,
Reconciliation of GAAP net income to adjusted net income	2025	2024	2025	2024
GAAP net income attributable to Radiant Logistics, Inc.	$5,305	$6,467	$6,598	$9,843
Adjustments to net income:
Income tax expense	1,725	2,163	2,064	3,308
Depreciation and amortization	3,566	5,038	7,092	9,843
Change in fair value of contingent consideration	(90)	(1,300)	110	(1,100)
Lease termination costs	54	1,166	162	1,166
Change in fair value of interest rate swap contracts	—	301	—	741
Other	137	332	587	806

Adjusted net income before income taxes	10,697	14,167	16,613	24,607

Provision for income taxes at 24.5%	(2,621)	(3,471)	(4,070)	(6,029)

Adjusted net income	$8,076	$10,696	$12,543	$18,578

Adjusted net income per common share:
Basic	$0.17	$0.23	$0.27	$0.40
Diluted	$0.17	$0.22	$0.26	$0.38

Weighted average common shares outstanding:
Basic	46,912,966	46,942,639	47,039,566	46,831,938
Diluted	48,665,202	48,983,153	48,701,899	48,784,482